EXHIBIT 2(b)

                             AMENDMENT TO AGREEMENT

     THIS AMENDMENT TO AGREEMENT dated as of February 25, 1997 by and among TREASURY INTERNATIONAL, INC., SILVER 925, INC., MOCHE BENDAYAN, SALOMON BENDAYAN and EDWARD KOZIAL.

RECITALS:

     The parties hereto entered into an Agreement dated as of June 18, 1996 with respect to the purchase by Treasury of all of the issued and outstanding shares of Silver.

     The parties desire to amend the Agreement upon the terms set forth herein.

     NOW, THEREFORE, in consideration of the premises and other mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Agreement is amended as follows:

     1. Section 1.1 of the Agreement is hereby modified by deleting "$4,200,000.00" and adding "$2,000,000.00, payable in five annual installments of $400,000.00".

     2. Section 1.2 of the Agreement is hereby deleted in its entirety and replaced by the following:

          "1.2 Payment of Purchase Price. (a) Each annual installment of the Purchase Price shall be paid 90% in shares of common stock of Treasury (the "Share Portion") and 10% in cash (the "Cash Portion"). Each of the second through fifth $40,000 installments of the Cash Portion shall be paid to the Stockholders not later than sixty (60) days following the anniversary of the Closing Date
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     in 1998, 1999, 2000 and 2001, in the following amounts:

          Moche Bendayan   -  $ 18,000
          Edward Kozial    -  $  4,000
          Salmon Bendayan  -  $ 18,000

Notwithstanding the foregoing or anything to the contrary contained herein, (i) the first installment of the Cash Portion shall be deemed paid to all Stockholders upon the payment by Silver to Salomon Bendayan of United States Customs duty drawbacks received by Silver in the approximate amount of $80,000 (the "Customs Reimbursement"), and (ii) the second installment of the Cash Portion shall be deemed paid to all Stockholders to the extent the Customs Reimbursement paid to Salomon exceeds $80,000. Each installment of the Share Portion shall be payable in twelve (12) equal monthly issuances, the first such issuance of the first annual installment being due on the Closing Date and each remaining monthly issuance of each annual installment being due on the first business day of each month beginning with March, 1997. The number of shares of the first annual installment of the Share Portion shall be 900,000. The number of shares of each of the four subsequent annual installments of the Share Portion shall be determined by dividing $360,000 by the average of the closing bid price of shares of Treasury common stock over the five (5) trading days preceding each March 1 of 1998, 1999, 2000 and 2001, respectively, as reported by Bloomberg, L.P. (or, in the absence of a quote from Bloomberg, L.P., as reported by a service of equivalent reputation).


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          (b) The first monthly installment of the Share Portion shall be paid as follows:

          within ten (10) days following the Closing Date (as hereinafter defined) Treasury shall deliver to each Stockholder, against receipt from each Stockholder on the Closing Date of stock certificates representing the number of shares of Silver set forth below opposite his name, endorsed to Treasury or accompanied by a signed stock power transferring such shares to Treasury, together with all applicable stock transfer tax stamps relative to said certificates, if any, stock certificates evidencing each Stockholder's ownership of the number of common shares of stock of Treasury set forth below opposite his name:

                                  Capital Stock          Amount of
                                  of Silver to            Common
                                  be delivered            Shares
                                  ------------            ------
          Moche Bendayan                45                33,750

          Edward Kozial                 20.77              7,500

          Salomon Bendayan               5                33,750

          (c) Prior to the first anniversary of the Closing Date, a Stockholder may assign to a custodial account his right to receive further installments of the Share Portion by delivery to Treasury of a fully-executed copy of an assignment in form and substance reasonably satisfactory to Treasury."

     3. The last sentence of Section 2.10 of the Agreement is hereby modified by adding the following at the end thereof:

          ", except for the Lease Agreement between 12th Floor


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     Properties, Inc. and Silver, dated November 1, 1996, for the occupancy of the 12th floor at 168 Southeast 1st Street, Miami, Florida".

     4. Section 5.8 of the Agreement is hereby modified by adding the following after "corporate guarantee" on the third line thereof: "and, if requested by Republic, the personal guaranty of James Hal,".

     5. Section 7.1(e) of the Agreement is hereby deleted and the following is added in lieu thereof:

          "(e) Silver shall have (i) delivered to Treasury (1) its unaudited consolidated financial statement as of July 31, 1996, including a consolidated balance sheet as of July 31, 1996 showing current assets of not less than $3,900,000, current liabilities of not more than $3,750,000, and stockholders' equity of not less than $1,030,000; and (2) its unaudited consolidated financial statement as of October 31, 1996, including a consolidated balance sheet as of October 31, 1996 showing current assets of not less than $3,900,000, current liabilities of not more than $3,905,000, and stockholders' equity of not less than $1,040,000, and (ii) directed its accountants to prepare and deliver to Silver within thirty (30) days following the Closing Date an audited consolidated financial statement as of October 31, 1996, including a consolidated balance sheet for the one year period ending October 31, 1996 and profit and loss statements for the two year period ending October


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     31, 1996. Treasury hereby waives the right to offset the Purchase Price or make any claim against the Stockholders based upon any discrepancy between the aforementioned or other unaudited financial statements and the afore-mentioned audited financial statement or proposed audited financial statements for prior years."

     6. Section 7.1(k) of the Agreement is hereby modified by deleting "$150,000" in subdivision (i) and adding "$125,000" in lieu thereof.

     7. Section 7.1(l) of the Agreement is hereby modified by adding at the end thereof: "except that Salomon Bendayan's employment agreement shall prohibit competition with Treasury and Silver during the term of his employment agreement and continuing for a period ending on the third anniversary of the expiration or earlier termination of his employment agreement".

     8. Section 7.1 of the Agreement is hereby modified by deleting subsection
(o).

     9. Section 7.2(d) of the Agreement is hereby deleted.

     10. Section 7.2 of the Agreement is hereby modified by adding the following as subsection (f):

          "(f) Treasury, as the sole stockholder of Silver following the Acquisition, shall have delivered to Salomon Bendayan ("Salomon") its agreement to elect a two-member Board of Directors of Silver, one of which directors shall be Salomon, which agreement shall terminate on the date Republic National Bank of Miami ("Republic") releases Salomon and Moche Bendayan as


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     guarantors of the debt owed by Silver to Republic pursuant to the Line of
     Credit Agreement".

     11. Section 8.1(d) of the Agreement is hereby modified by adding the following after "corporate guaranty" on the second line thereof: "and, if requested by Republic, the personal guaranty of James Hal,".

     12. Section 8.1 of the Agreement is hereby modified by (a) deleting "on August 29, 1996" and adding "no later than February 27, 1997" in lieu thereof.

     13. Section 8.2(j) of the Agreement is hereby deleted and the following is added in lieu thereof:

          "(j) the non-compete agreement described in Section 11.10".

     14. Section 8.3(b) of the Agreement is hereby deleted and the following is added in lieu thereof:

          "(b) Treasury shall deliver to the Stockholders the following:

               (i) the non-compete agreement described in Section 11.10";

               (ii) a security interest in the assets of Silver, as evidenced by a UCC-1 filing statement and a security agreement provided by Silver in the form annexed hereto as Exhibit 8.3(b)(ii), and

               (iii) a security interest in the shares of Silver owned by Treasury, as evidenced by a UCC-1 filing statement and a security agreement provided by Treasury in the form annexed hereto as Exhibit


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          8.3(b)(iii)".

     15. The following is added as subsection (c) of Section 8.3:

          "(c) Treasury shall deliver to Salomon Bendayan the following:

               (i) the employment agreement described in Sections 7.1(k) and 7.1(l); and

               (ii) a certificate of the secretary of Silver attesting to the election of Salomon Bendayan as a director of Silver as described in
          Section 7.2(f)."

     16. The following is added as Section 8.4:

          "8.4 Post-Closing Obligations. (a) Following the Closing, the parties shall use their reasonable good faith efforts to obtain a release by Republic of Salomon and Moche Bendayan as guarantors of Silver's debt to Republic pursuant to the Line of Credit Agreement.

          (b) Treasury shall use reasonable good faith efforts to file with the Securities and Exchange Commission (the "SEC") by May 31, 1997 an appropriate form of registration statement to register under the Securities Act of 1933, as amended, the shares which constitute the Share Portion and to use reasonable good faith efforts to cause such statement to become effective within ninety (90) days from the date of filing and to keep such statement effective until all such shares constituting the Share Portion shall have been sold by the Stockholders or until such earlier time as such shares may be sold without such registration pursuant to Rule 144(k) or other applicable exemption under such Act."


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     17. Section 10.1(a)(iii) of the Agreement is hereby modified by deleting
"August 29, 1996" and adding "February 27, 1997" in lieu thereof.

     18. Section 11.2 of the Agreement is hereby modified by deleting the address for notices to Treasury and adding the following in lieu thereof:

               "7040 Tranmere Drive
               Mississauga, Ontario
               Canada L5S 1L9".

     19. The following is added as Section 11.10 of the Agreement:

          "11.10 Flitsch & Bendayan Gmbh. The stock of Flitsch & Bendayan Gmbh., a German corporation ("Flitsch"), and the business of Flitsch shall be excluded from the transaction contemplated under this Agreement. Salomon Bendayan shall be entitled to retain ownership of the stock of Flitsch and his ownership shall not be affected in any manner under this Agreement except as set forth in this paragraph. At the Closing, Salomon Bendayan shall cause Flitsch to execute a covenant not to compete with the business of Silver in the United States and Silver shall execute a covenant not to compete with the business of Flitsch in Europe. Furthermore, the employment agreement of Salomon Bendayan shall provide that his ownership of stock of Flitsch and his employment with Flitsch shall not be deemed a violation of the non-compete provisions therein".

     20. Schedule 2.17 of the Agreement is modified by adding the following as subdivisions 5 and 6:


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          "5. Silver has not filed its federal or state income tax returns for the fiscal years ended July 31, 1995 and July 31, 1996, and no federal or state income tax for said periods has been paid.

          6. the Internal Revenue Service is auditing Silver's federal income tax return for the fiscal year ended July 31, 1994, which audit may result in additional income tax liability and may expand to include the fiscal years ended July 31, 1995 and July 31, 1996."

     21. To the extent any provision of the Agreement requires the taking of any act following the Closing, said provision shall survive the Closing.

     22. All prior amendments to the Agreement, if any, are hereby revoked ab initio and shall be considered of no further force or effect.

     23. In consideration of the extension of the Closing Date to February 27, 1997, Treasury shall issue to Salomon 25,000 shares of common stock of Treasury within ten (10) days following the Closing Date.


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     IN WITNESS WHEREOF, the parties have caused their hands and seals to be affixed as of the date first above written.

                                   TREASURY INTERNATIONAL, INC.


                                   By:  /S/ James Hal
                                        ----------------------------------------
                                        Name:  James Hal
                                        Title: Chief Executive Officer


                                   SILVER 925, INC.


                                   By:  /S/ Salomon Bendayan
                                        ----------------------------------------
                                        Name:  Salomon Bendayan
                                        Title: Vice President


                                        /S/ Moche Bendayan
                                        ----------------------------------------
                                            MOCHE BENDAYAN


                                        /S/ Salomon Bendayan
                                        ----------------------------------------
                                            SALOMON BENDAYAN


                                        /S/ Edward Kozial
                                        ----------------------------------------
                                            EDWARD KOZIAL


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